Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Will Davis	Dave Mellin
+1 917-519-6994	+1 303-301-3606
wdavis@gogoair.com	pr@gogoair.com

Gogo Announces Fourth Quarter and Full-Year 2020 Financial Results

Provides 2021 Guidance and Long-Term Targets

Q4 2020 Highlights of Continuing Operations

•	Total revenue of $77.6 million, a 17% sequential improvement, reflecting continuing recovery in the business aviation industry
•	Net loss of $16.1 million and Adjusted EBITDA(1) of $19.3 million, each of which includes a $10.1 million full year accrual of employee bonus expense
•	ATG aircraft online grew nearly 4% sequentially from 5,577 to 5,778, surpassing the pre-COVID-19 quarterly peak
•	Average monthly connectivity service revenue per ATG aircraft online increased more than 2% sequentially from $2,996 to $3,069
•	Cash and cash equivalents were $435.3 million as of December 31, 2020 and $465.3 million as of March 9, 2021. This reflects a $19.1 million repayment of the ABL facility during the fourth quarter.

CHICAGO – March 11, 2021 – Gogo (NASDAQ: GOGO), the world’s largest provider of broadband connectivity services for the business aviation market, today announced its financial results for the quarter and fiscal year ended December 31, 2020.

On December 1, 2020, Gogo completed the sale of its Commercial Aviation (“CA”) division to a subsidiary of Intelsat S.A. for $400 million in cash subject to certain adjustments. The financial results of the CA division are presented as discontinued operations for the fourth quarter of 2020 and all prior periods.

Fourth Quarter 2020 Financial Results from Continuing Operations

•

Total revenue of $77.6 million decreased approximately 10% from Q4 2019, driven by decreases in both service and equipment revenue caused by the negative impact of COVID-19 on demand for air travel. On a sequential basis, total revenue grew nearly 17%, driven by a 57% increase in equipment revenue and a 7% increase in service revenue.

•

Service revenue of $56.9 million decreased approximately 3% from Q4 2019, resulting primarily from a 4% decrease in average monthly connectivity service revenue per ATG aircraft online (“ARPU”) that was partially offset by a 2% increase in ATG aircraft online (“AOL”). Service revenue increased 7% sequentially as AOL and ARPU increased 4% and 2%, respectively.

•

Equipment revenue of $20.7 million decreased 24% from Q4 2019, due primarily to lower narrowband satellite unit shipments. Equipment revenue increased 57% sequentially, due primarily to an increase in ATG shipments, particularly L5 and L3 products on the AVANCE platform.

•

Combined engineering, design and development, sales and marketing and general and administrative expenses increased to $30.4 million from $25.7 million in Q4 2019, due primarily to increases in general and administrative spending and employee bonuses.

•	Adjusted EBITDA of $19.3 million decreased from $36.2 million in Q4 2019 and $30.2 million in Q3 2020, due primarily to a $10.1 million full year accrual of employee cash bonus expense.

“Our 2020 performance demonstrates the resiliency of our business in this attractive market as Gogo exited the year with a record number of ATG units online,” said Oakleigh Thorne, President and CEO of Gogo.

“We plan to invest in improving the performance of our proprietary ATG network and driving market penetration of our AVANCE platform, positioning us well to introduce valuable add-on services such as Gogo 5G, and other new technologies as they evolve,” Thorne said.

“With the sale of the Commercial Aviation division, we have significantly improved Gogo’s financial profile and net debt level,” said Barry Rowan, Gogo's Executive Vice President and CFO. “We are now well-positioned to execute a comprehensive refinancing to de-lever and reduce our interest expense, drive future growth and increase shareholder value.”

Full Year 2020 Financial Results from Continuing Operations

•	Total revenue decreased to $269.7 million, down 13% from the prior year, driven by COVID-19 related declines in both equipment and service revenue.
o	Service revenue decreased to $212.0 million, down 4% from 2019.
o	Equipment revenue decreased to $57.7 million, down 34% from 2019.
•	Net loss decreased to $48.6 million versus a net loss of $88.5 million in 2019.
•	Adjusted EBITDA decreased to $98.3 million from $121.8 million in 2019, primarily due to the effects of COVID-19.

2021 Financial Guidance

•	Total revenue in the range of $300 million to $320 million
•

Adjusted EBITDA in the range of $105 million to $120 million, including approximately $12 million of 5G-related expenses and excluding approximately $4 million of non-recurring separation and migration costs related to the sale of the CA division

•	Capital expenditures in the range of $25 million to $30 million, with the majority tied to Gogo 5G
•

Gogo anticipates executing a comprehensive refinancing to significantly reduce interest expense. The Company expects to provide full year interest expense and cash flow guidance on the Q1 2021 earnings call.

Long-Term Financial Targets

Gogo also announces the following long-term financial targets:

•	Revenue growth at a compounded annual growth rate of at least 10% from 2020 to 2025
•	Adjusted EBITDA margin of 35% - 40% throughout the planning period
•	Significant free cash flow growth beginning in 2023, following the deployment of the Gogo 5G network in 2022

(1)	See “Non-GAAP Financial Measures” below.

Conference Call

The Company will host its fourth quarter and full-year 2020 conference call on March 11, 2021 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the Company's website at http://ir.gogoair.com. Participants can access the call by dialing (844) 464-3940 (within the United States and Canada) or (765) 507-2646 (international dialers) and entering conference ID number: 1990508

Non-GAAP Financial Measures

We report Adjusted EBITDA, a non-GAAP financial measurement, in the supplemental tables below. Management uses Adjusted EBITDA for business planning purposes, including managing our business against internally projected results of operations and measuring our performance. This supplemental performance measure also provides another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. Adjusted EBITDA may vary from and may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is not a recognized measurement under accounting principles generally accepted in the United States, or GAAP; when analyzing our performance with Adjusted EBITDA, investors should (i) evaluate each adjustment in our reconciliation to the corresponding GAAP measure, and the explanatory footnotes regarding those adjustments, and (ii) use Adjusted EBITDA in addition to, and not as an alternative to, net loss attributable to common stock as a measure of operating results.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: our ability to attract and retain customers and generate revenue from the provision of our connectivity services; our reliance on our key OEMs and dealers for equipment sales; our ability to compete effectively with other current or future providers of in-flight connectivity services and other products and services that we offer, including on the basis of price and performance; the impact of the COVID-19 pandemic and the measures implemented to combat it; our ability to evaluate or pursue strategic opportunities; our reliance on third parties for equipment and services; our ability to recruit, train and retain highly skilled employees; the achievement of the anticipated benefits of the sale of the CA business or our ability to operate as a standalone business; the impact of adverse economic conditions; our ability to develop and deploy our next generation ATG technology; a revocation of, or reduction in, our right to use licensed spectrum, the availability of other air-to-ground spectrum to a competitor or the repurposing by a competitor of other spectrum for air-to-ground use; our use of open source software and licenses; the availability of additional ATG spectrum in the United States or internationally; the effects of service interruptions or delays, technology failures and equipment failures or malfunctions arising from defects or errors in our software or defects in or damage to our equipment; the impact of assertions by third parties of infringement, misappropriation or other violations; our ability to innovate and provide products and services; the impact of government regulation of the internet; our possession and use of personal information; the extent of expenses or liabilities resulting from litigation; our ability to protect our intellectual property; our substantial indebtedness, limitations and restrictions in the agreements governing our current and future indebtedness and our ability to service our indebtedness; our ability to obtain additional financing for operations, or financing intended to refinance our existing indebtedness on acceptable terms or at all; fluctuations in our operating results; the utilization of our tax losses; and other events beyond our control that may result in unexpected adverse operating results.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2020 as filed with the Securities and Exchange Commission (“SEC”) on March 11, 2021.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

Gogo is the world’s largest provider of broadband connectivity services for the business aviation market. We offer a customizable suite of smart cabin systems for highly integrated connectivity, inflight entertainment and voice solutions. Gogo’s products and services are installed on thousands of business aircraft of all sizes and mission types from turboprops to the largest global jets, and are utilized by the largest fractional ownership operators, charter operators, corporate flight departments and individuals.

There are more than 1,700 business aircraft flying with Gogo’s AVANCE L5 or L3 system installed. As of December 31, 2020, Gogo reported 5,778 aircraft flying with its ATG systems onboard, and 4,702 aircraft with satellite connectivity installed. Connect with us at business.gogoair.com.

Gogo Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2020	2019	2020	2019
Revenue:
Service revenue	$56,904	$58,604	$211,987	$221,922
Equipment revenue	20,730	27,251	57,731	87,063
Total revenue	77,634	85,855	269,718	308,985

Operating expenses:
Cost of service revenue (exclusive of items shown below)	12,264	12,295	45,073	42,142
Cost of equipment revenue (exclusive of items shown below)	15,263	13,622	39,299	51,744
Engineering, design and development	7,862	7,393	25,227	26,013
Sales and marketing	4,411	5,290	15,135	21,236
General and administrative	18,089	13,001	54,467	54,628
Depreciation and amortization	4,049	4,814	14,166	16,690
Total operating expenses	61,938	56,415	193,367	212,453
Operating income	15,696	29,440	76,351	96,532

Other (income) expense:
Interest income	(33)	(769)	(722)	(4,000)
Interest expense	32,192	31,105	125,787	130,473
Loss on extinguishment of debt	-	-	-	57,962
Other (income) expense	(21)	4	(9)	31
Total other expense	32,138	30,340	125,056	184,466

Loss from continuing operations before income taxes	(16,442)	(900)	(48,705)	(87,934)
Income tax provision (benefit)	(362)	102	(146)	563
Net loss from continuing operations	(16,080)	(1,002)	(48,559)	(88,497)
Net income (loss) from discontinued operations, net of tax	16,925	(21,349)	(201,477)	(57,507)
Net income (loss)	$845	$(22,351)	$(250,036)	$(146,004)

Net income (loss) attributable to common stock per share – basic and diluted:
Net loss from continuing operations	$(0.19)	$(0.01)	$(0.59)	$(1.10)
Net income (loss) from discontinued operations	0.20	(0.26)	(2.45)	(0.71)
Net income (loss)	$0.01	$(0.27)	$(3.04)	$(1.81)

Weighted average number of shares—basic and diluted	83,377	80,997	82,266	80,766

Gogo Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$435,345	$170,016
Accounts receivable, net of allowances of $1,044 and $660, respectively	39,833	42,322
Inventories	28,114	35,205
Prepaid expenses and other current assets	8,934	6,813
Current assets of discontinued operations	-	170,469
Total current assets	512,226	424,825

Non-current assets:
Property and equipment, net	63,493	69,183
Goodwill and intangible assets, net	52,693	51,803
Operating lease right-of-use assets	33,690	35,807
Other non-current assets, net of allowances of $375 and $0, respectively	11,486	12,121
Non-current assets of discontinued operations	-	620,961
Total non-current assets	161,362	789,875
Total assets	$673,588	$1,214,700

Liabilities and Stockholders’ deficit
Current liabilities:
Accounts payable	$11,013	$5,495
Accrued liabilities	83,009	48,070
Deferred revenue	3,113	2,225
Current portion of long-term debt	341,000	-
Current liabilities of discontinued operations	-	196,852
Total current liabilities	438,135	252,642

Non-current liabilities:
Long-term debt	827,968	1,101,248
Non-current operating lease liabilities	38,018	42,016
Other non-current liabilities	10,581	7,531
Non-current liabilities of discontinued operations	-	210,153
Total non-current liabilities	876,567	1,360,948
Total liabilities	1,314,702	1,613,590

Commitments and contingencies	-	-

Stockholders’ deficit
Common stock	9	9
Additional paid-in-capital	1,088,590	979,499
Accumulated other comprehensive loss	(1,013)	(2,256)
Treasury stock, at cost	(98,857)	-
Accumulated deficit	(1,629,843)	(1,376,142)
Total stockholders’ deficit	(641,114)	(398,890)
Total liabilities and stockholders’ deficit	$673,588	$1,214,700

Gogo Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)

	For the Years
	Ended December 31,
	2020	2019
Operating activities from continuing operations:
Net loss	$(48,559)	(88,497)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Depreciation and amortization	14,166	16,690
Loss on asset disposals, abandonments and write-downs	64	496
Provision for expected credit losses	1,071	-
Deferred income taxes	(232)	178
Stock-based compensation expense	7,808	8,654
Amortization of deferred financing costs	5,892	5,260
Accretion and amortization of debt discount and premium	13,908	14,711
Loss on extinguishment of debt	-	57,962
Changes in operating assets and liabilities:
Accounts receivable	1,315	(9,023)
Inventories	7,091	11,666
Prepaid expenses and other current assets	(277)	1,144
Contract assets	(9,439)	(2,547)
Accounts payable	4,963	(264)
Accrued liabilities	4,470	2,245
Deferred revenue	898	(260)
Accrued interest	787	(29,646)
Other non-current assets and liabilities	587	(1,641)
Net cash provided by (used in) operating activities from continuing operations	4,513	(12,872)

Investing activities from continuing operations:
Purchases of property and equipment	(1,818)	(1,490)
Acquisition of intangible assets—capitalized software	(7,172)	(4,983)
Redemptions of short-term investments	-	39,323
Net cash provided by (used in) investing activities from continuing operations	(8,990)	32,850

Financing activities from continuing operations:
Proceeds from credit facility draw	26,000	-
Repayments of amounts drawn from credit facility	(26,000)	-
Proceeds from issuance of senior secured notes	51,750	920,683
Redemption of senior secured notes		(741,360)
Repurchase of convertible notes	(2,498)	(159,502)
Payment of debt issuance costs	-	(22,976)
Payments on finance leases	(546)	-
Stock-based compensation activity	(4,227)	325
Net cash provided by (used in) financing activities from continuing operations	44,479	(2,830)

Cash flows from discontinued operations:
Net cash provided by (used in) operating activities	(137,200)	76,933
Net cash provided by (used in) investing activities	357,393	(106,559)
Net cash used in financing activities	(54)	(713)
Net cash provided by (used in) discontinued operations	220,139	(30,339)

Effect of exchange rate changes on cash	(1,946)	(250)

Increase (decrease) in cash, cash equivalents and restricted cash	258,195	(13,441)
Cash, cash equivalents and restricted cash at beginning of period	177,675	191,116
Cash, cash equivalents and restricted cash at end of period	$435,870	$177,675

Cash, cash equivalents and restricted cash at end of period	$435,870	$177,675
Less: current restricted cash	525	560
Less: non-current restricted cash	-	7,099
Cash and cash equivalents at end of period	$435,345	$170,016

Supplemental Cash Flow Information:
Cash paid for interest	$106,051	$140,833

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

Business Aviation

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2020	2019	2020	2019

Aircraft online (at period end)
ATG	5,778	5,669	5,778	5,669
Satellite	4,702	5,001	4,702	5,001
Average monthly connectivity service revenue per aircraft online
ATG	3,069	3,200	2,951	3,113
Satellite	$226	$263	$212	$249
Units Sold
ATG	275	243	667	909
Satellite	48	215	199	560
Average equipment revenue per unit sold (in thousands)
ATG	65	79	68	69
Satellite	$56	$35	$59	$39
•

ATG aircraft online. We define ATG aircraft online as the total number of business aircraft for which we provide ATG services as of the last day of each period presented. This number excludes aircraft receiving ATG service as part of the ATG Network Sharing Agreement with Intelsat.

•	Satellite aircraft online. We define satellite aircraft online as the total number of business aircraft for which we provide satellite services as of the last day of each period presented.
•

Average monthly connectivity service revenue per ATG aircraft online. We define average monthly connectivity service revenue per ATG aircraft online as the aggregate ATG connectivity service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period). Revenue share earned from the ATG Network Sharing Agreement with Intelsat is excluded from this calculation.

•

Average monthly service revenue per satellite aircraft online. We define average monthly service revenue per satellite aircraft online as the aggregate satellite service revenue for the period divided by the number of months in the period, divided by the number of satellite aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Units sold. We define units sold as the number of ATG or satellite units for which we recognized revenue during the period.
•

Average equipment revenue per ATG unit sold. We define average equipment revenue per ATG unit sold as the aggregate equipment revenue from all ATG units sold during the period, divided by the number of ATG units sold.

•

Average equipment revenue per satellite unit sold. We define average equipment revenue per satellite unit sold as the aggregate equipment revenue earned from all satellite units sold during the period, divided by the number of satellite units sold.

Gogo Inc. and Subsidiaries

Supplemental Information – Revenue and Cost of Revenue

(in thousands, unaudited)

	For the Three Months		% Change	For the Years		% Change
	Ended December 31,		2020 over	Ended December 31,		2020 over
	2020	2019	2019	2020	2019	2019

Service revenue	$56,904	$58,604	(2.9)%	$211,987	$221,922	(4.5)%
Equipment revenue	20,730	27,251	(23.9)%	57,731	87,063	(33.7)%
Total revenue	$77,634	$85,855	(9.6)%	$269,718	$308,985	(12.7)%

	For the Three Months		% Change	For the Years		% Change
	Ended December 31,		2020 over	Ended December 31,		2020 over
	2020	2019	2019	2020	2019	2019

Cost of service revenue (1)	$12,264	$12,295	(0.3)%	$45,073	$42,142	7.0%
Cost of equipment revenue (1)	$15,263	$13,622	12.0%	$39,299	$51,744	(24.1)%

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures
(in thousands, except per share amounts)
(unaudited)

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2020	2019	2020	2019
Adjusted EBITDA:
Net income (loss) attributable to common stock (GAAP)	$845	$(22,351)	$(250,036)	$(146,004)
Interest expense	32,192	31,105	125,787	130,473
Interest income	(33)	(769)	(722)	(4,000)
Income tax provision (benefit)	(362)	102	(146)	563
Depreciation and amortization	4,049	4,814	14,166	16,690
EBITDA	36,691	12,901	(110,951)	(2,278)
Stock-based compensation expense	(475)	1,922	7,808	8,654
Loss (income) from discontinued operations	(16,925)	21,349	201,477	57,507
Loss on extinguishment of debt	-	-	-	57,962
Adjusted EBITDA	$19,291	$36,172	$98,334	$121,845

Definition of Non-GAAP Measures

EBITDA represents net loss attributable to common stock before interest expense, interest income, income taxes and depreciation and amortization expense.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense included in the results of continuing operations, (ii) the results of discontinued operations, including stock-based compensation expense and the gain on the sale of CA, and (iii) loss on extinguishment of debt. Our management believes that the use of Adjusted EBITDA eliminates items that management believes have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe that the exclusion of stock-based compensation expense from Adjusted EBITDA is appropriate given the significant variation in expense that can result from using the Black-Scholes model to determine the fair value of such compensation. The fair value of our stock options is determined using the Black-Scholes model and varies based on fluctuations in the assumptions used in this model, including inputs that are not necessarily directly related to the performance of our business, such as the expected volatility, the risk-free interest rate and the expected term of the options. Therefore, we believe that the exclusion of this cost provides a clearer view of the operating performance of our business. Further, stock option grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe it is useful for an understanding of our operating performance to exclude the results of our discontinued operations because they are not part of our ongoing operations.

We believe it is useful for an understanding of our operating performance to exclude the loss on extinguishment of debt from Adjusted EBITDA because of the non-recurring nature of this activity.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.